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                                                                   EXHIBIT 10.28
                                    AGREEMENT

         This Agreement is entered into and made effective as of the 24th day of December, 1997 (the "Effective Date"), by and between SystemSoft Corporation, a Delaware corporation having its principal place of business at One Innovation Drive, Natick, MA 01760 ("SystemSoft") and Intel Corporation, a Delaware corporation having its principal place of business at 2200 Mission College Blvd., Santa Clara, CA 95052 ("Intel"). Intel and SystemSoft may be sometimes hereinafter be referred to as, the "Parties".

                                    RECITALS

         WHEREAS, Intel and SystemSoft entered into a Development and License Agreement having an effective date of December 20th, 1993 and amendments thereto dated March 30, 1994 and October 30, 1995 (collectively, the "Prior Agreement") whereby Intel agreed to and did disclose certain technologies to SystemSoft which were or were anticipated to be developed at Intel and which the parties agreed that SystemSoft had the technical and market capability to proliferate in a manner consistent with Intel's business goals, and

         WHEREAS, the Parties agreed to memorialize each separate technology license transaction by identifying the licensed technology, its specific source and binary files, a specification for a licensed work that SystemSoft might prepare, specific license terms and conditions applying to such licensed work, development milestones, market penetration goals, financial terms relating to development work and any such other terms as the Parties might deem appropriate, and

         WHEREAS, in consideration of SystemSoft's promises to develop, distribute, pay royalties on and license to Intel certain works under the Prior Agreement, Intel agreed to and did provide SystemSoft with NRE payments and royalty credits amounting to Seven Million Six Hundred Thousand Dollars ($7,600,000), and

         WHEREAS, SystemSoft and Intel agree and stipulate that the Prior Agreement was subsequently amended by the parties by the execution of Eight (8) separate license/development statements which comprise all such amendments to the Prior Agreement as of the Effective Date of this Agreement and shall be referred to hereinafter as the "Subsequent Amendments", and

         WHEREAS, SystemSoft and Intel would now like to reach an accord with regard to existing past due royalties amounts and future royalty obligations owed Intel by SystemSoft under the Prior Agreement and its Subsequent Amendments and provide satisfaction of such accord through payment to Intel of such royalties as set forth herein.

         NOW, THEREFORE, in consideration of the mutual representations, covenants, and agreements of the parties hereinafter set forth, the parties do hereby enter into the following accord, the complete and full satisfaction of which shall relieve SystemSoft of any further royalty obligations to Intel with respect to any and all royalties payable to Intel under the Prior Agreement and its Subsequent Amendments. The Parties expressly agree that this Agreement of accord and satisfaction shall not apply to any royalty bearing future amendment entered into between the Parties under the terms and conditions of the Prior Agreement.

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1. Stipulated Royalty. The Parties agree and stipulate that the total amount of all royalties due Intel from SystemSoft under the Prior Agreement and Subsequent Amendments shall be Four Million, Two Hundred Sixty Two Thousand, Eight Hundred Sixteen Dollars ($4,262,816) in U.S. currency (the "Stipulated Royalty"). Upon full and complete payment of the entire Stipulated Royalty SystemSoft shall have no further royalty obligations to Intel of any nature under the Prior Agreement and Subsequent Amendments, except to the extent that the Parties may enter into any additional royalty bearing amendment under terms of the Prior Agreement following the Effective Date of this Agreement.


2. Payment of Stipulated Royalty. SystemSoft agrees to pay Intel the Stipulated Royalty by making the following installment payments:

On or before December 24, 1997    SystemSoft shall pay Intel      $ 1,022,400.*
On or before June 1, 1998         SystemSoft shall pay Intel      $   500,000.
On or before September 1, 1998    SystemSoft shall pay Intel      $   500,000.
On or before December 1, 1998     SystemSoft shall pay Intel      $   500,000.
On or before March 1, 1999        SystemSoft shall pay Intel      $   500,000.
On or before June 1, 1999         SystemSoft shall pay Intel      $   500,000.
On or before September 1, 1999    SystemSoft shall pay Intel      $   500,000.
On or before December 1, 1999     SystemSoft shall pay Intel      $   262,816
                                                                  -------------

                                                                  $  4,262,816.
                                                                  =============

   * $22,400 of this amount represents all royalties due for the period November 1, 1997 through December 31, 1997 on products licensed under the Prior Agreement and the Subsequent Amendments.

In the event that SystemSoft is more than 60 calendar days late on any of the installment payments stipulated above Intel will have the option, at its sole discretion and upon written notice to SystemSoft, to immediately terminate this Agreement for cause. Upon any such termination, all payments received by Intel hereunder shall be credited as royalty payments against SystemSoft's actual royalties due Intel pursuant to the terms and conditions of the Prior Agreement and the Subsequent Amendments had this Agreement never been executed and the Parties shall thenceforth abide by the terms and conditions of the Prior Agreement and Subsequent Amendments for the remaining term thereof. To give effect to this potential remedy, SystemSoft shall continue to provide Intel with quarterly royalty reports (within five business days following the end of the quarter) as set forth under Section 5.5 of the Prior Agreement until such time that the Stipulated Royalty has been fully paid to Intel.

All payments and reports shall be sent to:

Intel Corporation
2111 NE 25th Ave
Hillsboro,  OR 97124
Mailstop:  JF3-149
Attn: Post Contracts Management, Sheryl White

3. Release of Claims upon Satisfaction.


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         3.1 Upon full and complete payment to Intel of the Stipulated Royalty,
         SystemSoft with the intention of binding its legal representatives, successors and assigns, expressly releases and discharges Intel, together with their present or former directors, shareholders, partners, principals, representatives, officers, employees, agents, trustees, attorneys, wholly- or partially-owned subsidiary corporations, joint venturers, partnerships, trusts, affiliates, divisions, assigns, and predecessor or successor partnerships, trusts, or corporations, or any person who may be deemed a controlling person or any of the above or who may be deemed to be controlled by any of the above (the "Releasees") from all claims, demands, or causes of action (whether class, derivative, or individual in nature), known or unknown, foreseen or unforeseen, accrued or unaccrued, which have been, could have been, or might in the future be asserted by SystemSoft or anyone claiming through SystemSoft, may have or claim to have, against Releasees in connection with, arising out of, or in any way relating to the provision of the Licensed Technology under the Prior Agreement and Subsequent Amendments through the Effective Date.

         3.2 Upon full and complete payment to Intel of the Stipulated Royalty, Intel with the intention of binding its legal representatives, successors and assigns, expressly releases and discharges SystemSoft, together with their present or former directors, shareholders, partners, principals, representatives, officers, employees, agents, trustees, attorneys, wholly- or partially-owned subsidiary corporations, joint venturers, partnerships, trusts, affiliates, divisions, assigns, and predecessor or successor partnerships, trusts, or corporations, or any person who may be deemed a controlling person or any of the above or who may be deemed to be controlled by any of the above (the "Releasees") from all claims, demands, or causes of action (whether class, derivative, or individual in nature), known or unknown, foreseen or unforeseen, accrued or unaccrued, which have been, could have been, or might in the future be asserted by Intel or anyone claiming through SystemSoft, may have or claim to have, against Releasees in connection with, arising out of, or in any way relating to payment of royalties under the Prior Agreement and Subsequent Amendments through the Effective Date.

         3.3 Until such time as SystemSoft has paid to Intel the entire Stipulated Royalty amount, thus rendering effective the mutual release of claims as set forth in Sections 3.1 and 3.2 above, the remedies set forth in this Agreement are in addition to those available to either party at law or in equity. All such rights and remedies, legal or equitable, whether conferred hereunder, or by any other instrument or law will be cumulative and may be exercised singularly or concurrently.

5. Notices. All notices to a party hereunder shall be in writing and shall be deemed to have been adequately given if delivered in person, upon facsimile transmission with receipt acknowledged or by delivery by a recognized courier for overnight delivery, or three days after having been mailed, certified mail, return receipt requested, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto).

SystemSoft:      SystemSoft Corporation
                 One Innovation Drive
                 Natick, MA 01760
                 Attn: Paul Pedevillano, Chief Financial Officer

Intel Corp:      Intel Corporation


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                 2200 Mission College Blvd.
                 Santa Clara, CA   95052
                 Attn: General Counsel

6. Waiver. Failure by either Party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

7. Dispute Resolution. All disputes arising directly under the express terms of this Agreement or the grounds for termination thereof shall be resolved as follows:

The senior management of both parties shall meet to attempt to resolve such disputes. If the disputes cannot be resolved by the senior management, either party may make a written demand for formal dispute resolution and specify therein the scope of the dispute. Within thirty days after such written notification, the parties agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty days after the one day mediation, either party may begin litigation proceedings.

8. Governing Law. Any claim arising under or relating to this Agreement shall be governed by the internal substantive laws of the State of Delaware or federal courts located in Delaware, without regard to principles of conflict of laws.

9. Jurisdiction. Each party hereby agrees to jurisdiction and venue in the courts of the State of Delaware for all disputes and litigation arising under or relating to this Agreement. This provision is meant to comply with 6 Del. C.
Section 2708(a).

10. Assignment. Other than Intel's right to assign its right to receive payments due from SystemSoft hereunder, neither party may assign its rights or delegate its obligations, or any part thereof under this Agreement without the prior written consent of the other party. Any attempt by either party to assign or delegate any other rights, duties or obligations set forth in this Agreement without the other Party's prior written consent shall be deemed a material breach of this Agreement and shall be null and void. Except as provided above, the terms and conditions of this Agreement shall bind and enure to each party's successors and assigns.

11. Entire Agreement. The terms and conditions of this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions with respect thereto. Neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement. No amendments or modifications shall be effective unless in a writing signed by authorized representatives of both parties. These terms and conditions will prevail notwithstanding any different, conflicting or additional terms and conditions which may appear on any writing not expressly incorporated into this Agreement. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.



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12. No Expansion of License or Ownership Rights. The parties expressly agree that nothing in this Agreement shall be read or otherwise implied or construed to grant or otherwise provide any license or additional intellectual property rights other than those set forth in the Prior Agreement and Subsequent Amendments and ownership of the Parties' respective intellectual property shall remain as set forth therein.

13. Non-applicability to Radish Agreement. It is expressly agreed by the Parties that full and complete satisfaction of the accord set forth in this Agreement does not include any royalties or other payments due Intel from SystemSoft under the Radish agreement dated 4/1/96. All payments under the aforementioned Radish agreement shall continue to be due and payable per the respective terms and conditions set forth therein.


Agreed:



INTEL CORPORATION                                    SYSTEMSOFT CORPORATION

/s/ David R. Eichenberger                            /s/ Paul J. Pedevillano
---------------------------                          ---------------------------

Signature                                            Signature

/s/ David R. Eichenberger                            /s/ Paul J. Pedevillano
---------------------------                          ---------------------------
Printed Name                                         Printed Name

SMD - Business Unit Manager                          CFO
---------------------------                          ---------------------------
Title                                                Title

12/22/97                                             12/23/97
---------------------------                          ---------------------------
Date                                                 Date



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